Exhibit 99.1

March 13, 2023

Dear Stakeholder,

We know you have grown accustomed to (and potentially become slightly annoyed by) our verbose letters. But in periods of uncertainty, it is our obligation and part of our culture to be transparent and provide real time updates. Given the significant anxiety and concern created by the failure of Silicon Valley Bank (“SVB”), a priority of ours in moments like this remains open dialogue with our stakeholders – our shareholders, note holders, rating agencies, portfolio companies, financial sponsors and lenders. Accordingly, we think it would be helpful to offer a specific update regarding our very limited interaction with SVB as well as provide a few broader observations on what we believe the second largest bank failure in U.S. history means for the investing environment.

We plan to cover the following topics in this letter:

•	Sixth Street Specialty Lending, Inc.’s (“TSLX”, “we” or “our”) Lack of Direct Exposure to SVB

•	TSLX’s Limited Portfolio Company Exposure to SVB

•	Sixth Street Specialty Lending Advisers, LLC (“SSSLA” or “the adviser”) and its Affiliates Direct Exposure to SVB

•	An Overview of TSLX’s Liquidity, Balance Sheet (Capital) and Asset-Liability Matching Approach

•	Our General Musings (Risk Management and Business Models Matter)

While we are comfortable that the risk to TSLX is negligible, we are cognizant of the likely human cost of the failure of SVB and its expected impact on the bank’s employees. It is to those affected people that we send our immediate thoughts.

TSLX’s Lack of Direct Exposure to SVB

TSLX has no direct exposure to SVB, as assessed both from where TSLX’s assets (including cash) are held and TSLX’s counterparty exposure.

All of TSLX’s operating bank accounts are held at State Street Bank and Trust Company (“State Street”). We also hold restricted cash relating to our centrally cleared interest rate swaps at our designated futures commission merchant, HSBC Securities (USA) Inc. The Chicago Mercantile Exchange is the counterparty on these swaps.

Under the Investment Company Act of 1940 (or the “40 Act”), under which TSLX and all other business development companies (BDCs) operate, TSLX is required to hold all investment assets with a qualified bank custodian. TSLX’s qualified bank custodian is State Street. Held in custody means that our assets are fully segregated from the assets of the custodian, and TSLX remains the beneficial owner of its assets. The custodian is not permitted to lend out client assets held in custody. In the event of a qualified bank custodian failing, the regulators would be expected to facilitate the return to the client of client assets in custody.

Long-time stakeholders of TSLX will be familiar with our focus on efficient capital management. We generally do not hold any material cash balances in our operating accounts. To the extent we receive cash proceeds from the repayment of an investment, or through the receipt of regular interest income, we seek to transfer such proceeds regularly to pay down outstanding amounts on our multi-bank syndicated revolving credit facility (the “Revolving Credit Facility”). As a result, at quarter end our reported financial statements typically show a small cash balance remaining on the balance sheet. For example, as of December 31, 2022, our unrestricted cash balance was approximately $10 million out of a total balance sheet of $2.8 billion (i.e., approximately three basis points), which was held at State Street.

From a counterparty exposure perspective, with respect to our liabilities (i.e., where TSLX is a borrower or issuer of debt), SVB is not a counterparty to TSLX. Figure 1 below provides details regarding our well-diversified counterparty exposure across twenty-one (21) financial institutions (grouped by category) who serve as lenders under TSLX’s $1.585 billion Revolving Credit Facility.1 The largest single liability counterparty exposure represents less than 9.5% of total commitments and the average exposure is approximately $75 million. We note that Signature Bank is a lender under TSLX’s Revolving Credit Facility with a commitment of $25 million. Based on the Joint Statement by the Department of the Treasury, Federal Reserve and the FDIC on March 12, 2023 (“Joint Statement”) announcing the closure of Signature Bank, we consider that bank to be a defaulting lender. However, the impact of this development is minimal to TSLX, since it only reduces our liquidity capacity by approximately $10 million.

Figure 12

[1]

Names of each participant in the Revolving Credit Facility are available through the exhibits included within the Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission on February 16, 2023.

[2]	The category designation “Foreign” includes the U.S. branch of foreign financial institutions.

TSLX’s Limited Portfolio Company Exposure to SVB

From an indirect exposure perspective, our asset management team has been working closely with our portfolio companies to understand their banking relationships and the extent of any operational entanglement with SVB. This includes specifically understanding any exposure through cash balances and operating bank accounts. Based on the news disseminated on Sunday evening, including the Joint Statement, we believe our portfolio companies that have exposure to SVB through deposit accounts will be able to access that liquidity.

Only two of our portfolio companies (representing 3.1% of the total fair value at December 31, 2022) have SVB as a participant in their credit facility. These credit facilities have been substantially fully drawn by the portfolio companies. None of our portfolio companies in this review had unfunded revolvers or delayed draw term loans with SVB. Therefore, we do not believe there is any material current liquidity impact on those portfolio companies. Since last Thursday (March 9, 2023), TSLX has received requests from only two portfolio companies to draw on facilities with available capacity. TSLX’s share of the total amount of these requests is approximately $2.0 million. This amount was already incorporated into TSLX’s liquidity planning and represents less than 0.3% of the capacity of TSLX’s Revolving Credit Facility at December 31, 2022.3

Based on this analysis of TSLX’s direct and indirect exposure to SVB, we believe that there is limited primary, secondary or derivative impact on TSLX as a result of SVB’s failure. We believe SVB’s failure creates no material incremental credit risk for TSLX related to its portfolio investments.

SSSLA and its Affiliates Direct Exposure to SVB

Sixth Street Specialty Lending Advisers, LLC and its affiliates had no exposure to SVB. The adviser held no cash or securities at SVB and SVB was not a lender to SSSLA or its affiliates. Stakeholders in TSLX depend on the adviser and its affiliates in the origination, underwriting and management of assets for TSLX. We believe that one of the strengths of TSLX is not only the skill and culture of the greater Sixth Street platform, but also that we are scaled with significant available resources (including financial resources).

An Overview of TSLX’s Liquidity, Balance Sheet (Capital) and Asset-Liability Matching Approach

Before we review the key principles that TSLX follows relating to liquidity, capital and risk management (including Asset Liability Matching (ALM)), we thought it would be helpful to clearly distinguish critical attributes of TSLX’s balance sheet against the factors presented as contributing to SVB’s demise over the past few days.

SVB was largely funded by “on demand” deposits, meaning at any time, depositors could request their funds be made available (i.e., very short duration in nature). SVB was funding longer duration assets with short duration capital and was therefore “upside down” in terms of matching – they simply lacked the ability to satisfy depositors withdrawal demands. The perils of “lending long with short duration liabilities” are well understood by us.

[3]

As at December 31, 2022, the amount available under the TSLX Revolving Credit Facility was $865.7 million. Adjusted for the repayment of $150 million principal amount of 2023 Unsecured Notes that matured in January 2023, adjusted capacity is $715.7 million.

TSLX utilizes a funding model that comprises a combination of our five-year Revolving Credit Facility, and regular issuance of term debt in the unsecured capital markets. As it relates to assets that are funded with debt, unlike a traditional banking model (including SVB), which is short funding and long assets, TSLX has a weighted average remaining time to maturity in excess of the assets that are funded with borrowings. TSLX typically makes investments that have stated maturities of five to six years. Assuming that we apply our permanent equity capital to fund our longest dated assets, the assets funded with debt have a shorter remaining average life of ~2.6 years (as of December 31, 2022), compared to the average remaining life of the liquidity we have available to fund those investments of ~3.8 years (as of December 31, 2022). That ratio has regularly improved through our practice of extending the maturity on the Revolving Credit Facility on an annual basis, and through the issuance of debt in the unsecured market.

Figure 2

*

Includes $25 million of non-extending commitments with a maturity of January 31, 2025 and a revolving period ending January 31, 2024 and $50 million of non-extending commitments with a maturity of February 4, 2026 and a revolving period ending February 4, 2025.

**	Adjusted for the repayment of the January 2023 unsecured notes that were repaid on January 23, 2023.
1.

Net of Deferred Financing Costs and Interest Rate Fair Value Hedging. Deferred Financing Costs total $19.1M at 12/31/21, $17.8M at 3/31/22, $20.6M at 6/30/22, $19.1M at 9/30/22 and $17.8M at 12/31/22. Fair value hedge on interest rate swaps related to the 2024 and 2026 notes total $2.5M at 9/30/21, ($5.9M) at 12/31/21, ($33.0M) at 3/31/22, ($41.1M) at 6/30/22, ($58.3M) at 9/30/22 and ($55.1M) at 12/31/22.

2.

Weighted by amortized cost of debt investments. Investments are financed by debt and equity capital. This analysis assumes longer-dated investments are currently funded by equity capital (48% of investments) and the remaining (shorter-dated) investments (52% of investments) are currently funded by debt financing. Investments for purposes of this analysis exclude unfunded commitments, and equity capital is defined as 12/31/22 net assets.

3.	Weighted by gross commitment amount.

As we have stated in prior stakeholder communication, liquidity and capital should not be conflated. From our understanding, SVB’s failure was primarily driven by a lack of liquidity. In our approach, liquidity is a distinct need; we reserve both liquidity and capital inclusive of our “unfunded commitments” (which we fully reserve for) and “new investment opportunities”. We also maintain liquidity to support our dividend (as we believe the dividend is a liability to the business) and any future near-term maturities within our funding mix. Cash flow from operations should generally support the dividend, but there may be slight timing differences that require external financing. This perspective has informed our practice of extending the maturity of our Revolving Credit Facility on an annual basis, and funding ourselves primarily in the unsecured market vs. other markets, such as via collateralized loan obligations (“CLOs”). With CLOs or similar structures, an issuer can risk losing access to the net interest spread in the portfolio as a source of cash/liquidity when markets are highly stressed or correlated, i.e., “cash trapping”. TSLX currently has no such collateralized loan obligations or SPV facilities.

The Revolving Credit Facility is governed by an advance rate that is determined at the time a new investment is made. Advance rates are applied to the fair value of each investment, which is determined on a quarterly basis in accordance with the obligations under GAAP and the 40 Act. At December 31, 2022, TSLX’s borrowing base under this calculation was approximately $1.9 billion, with total commitments of $1.585 billion (~$315 million of suppressed availability as the borrowing base exceeds the commitment amounts), and a drawn amount of $703.8 million. Incorporating a specific reserve for the near-term maturity of our 2023 Unsecured Notes results in capacity under that facility of approximately $731.2 million.

The layering of unsecured debt into our funding profile creates additional subordination of risks for our syndicate of banks, and significantly lowers the loan-to-value of the Revolving Credit Facility. All financial covenants under the Revolving Credit Facility have been satisfied with significant buffers, including those related to asset coverage ratios. There are no incremental financial covenants applicable to the unsecured debt components in our capital structure.

As of December 31, 2022, adjusted for the maturity of the 2023 Unsecured Notes that matured in January 2023 and were repaid through utilization of our Revolving Credit Facility, TSLX’s liquidity profile included $715.7 million of available capacity. Including the limited amount of unrestricted cash that we hold on our balance sheet ($10.2 million), and the Level I and Level II securities in our portfolio that we could liquidate (fair value of $94.0 million), burdened for all unfunded commitments that were eligible to be drawn by our portfolio companies through revolvers or delayed draw term loans ($178.1 million), our total liquidity is $641.8 million, as of December 31, 2022.

Liquidity Profile ($MM)
Revolving Credit Facility Capacity	$1,585,000
Drawn on Revolver	(719,328)
January 2023 Unsecured Notes	(150,000)
Unrestricted Cash	10,210
Level I and II Investments	93,987
Total Liquidity (Pre-Unfunded Commitments)	819,869
Available Unfunded Commitments[1]	(178,086)
Total Liquidity (Burdened for Unfunded Commitments)	$641,782

Note: As of 12/31/2022.

1.

Commitments may be subject to limitations on borrowings set forth in the agreements between the Company and the applicable portfolio company. As a result, portfolio companies may not be eligible to borrow the full commitment amount on such date.

As our 2023 Unsecured Notes matured earlier this year, TSLX has no near-term maturities. Our next maturity obligation is the $347.5 million principal amount of 2024 Unsecured Notes, which is due in November 2024.

Pre-dating the pandemic, we have intentionally held capital and liquidity that is at the top end of our peer set. We include this “insurance” when we think about our cost of capital and required returns on the asset side of our balance sheet. We believe that a significant attribution towards TSLX’s historical outperformance of the sector is directly attributable to our capital and liquidity positions (and our willingness to pay for liquidity as though it were “insurance”).

	Q4’22 TSLX		Q4’22 Rated BDC Peers[1]
			Median
Liquidity as % of Total Assets[2]	31%		17%
Liquidity as a Multiple of Unfunded Commitments[3]	4.9	x	2.0	x
Regulatory Leverage (Net)	1.13	x	1.24	x

1.	Rated BDC Peers include 19 externally managed publicaly-traded BDCs that are rated by Moody, S&P, Fitch, and/or Kroll
2.	Calculated as (total undrawn commitments under revolving credit facility + unrestricted cash) / total assets
3.

Calculated as (total undrawn commitments under revolving credit facility + unrestricted cash) / unfunded commitments. Since unfunded commitments may be subject to limitations on borrowings set forth in the agreements between the Company and the applicable portfolio company, when data is available, we use the lessor of i) eligible unfunded commitments to be drawn as of 12/31/22, or latest available and ii) total unfunded commitments

Source: SNL, Company filings / information.

We have intentionally limited our exposure and commitment to revolvers as part of the senior secured credit facilities we provide to our portfolio companies. As it relates to capital, with a debt-to-equity ratio of 1.13x at December 31, 2022, TSLX operates with a meaningful buffer to the top end of our targeted leverage range of 0.9x to 1.25x. Furthermore, in comparison to the BDC sector, TSLX has more flexibility on a relative basis given the median leverage of 1.24x amongst our peers per the most recent financial reporting period.

Our General Musings (Risk Management and Business Models Matter)

We are not experts on the SVB situation and base our thoughts on public reporting by SVB and other news sources. This continues to move rapidly with ongoing uncertainty. Nevertheless, as active participants (and not just observers) in the financial system, we felt it appropriate to share our thoughts with our stakeholders.

In our quarterly earnings calls we have discussed at length that low interest rates provided the backdrop for misallocation of capital at a scale that we have not seen before. It pushed investors and companies into less disciplined risk-taking activities. Said another way, in a zero-rate environment, every investment hurdled for corporates. In addition, global capital allocators were essentially pushed into “riskier” investments in order to generate a return.

Based on public reporting, SVB was a beneficiary (although with hindsight, its stakeholders will not feel like beneficiaries) as its client base was predominantly early-stage companies in technology, financial technology, and the healthcare space. Given the buoyant macroeconomic backdrop, companies were able to raise significant amounts of capital,4 and those funds found their ways into deposit accounts at SVB. (Notably, SVB’s balance sheet grew approximately 270% from the end of 2018 to the end of 2022)5.

Meanwhile, based again on public reporting, SVB’s decision on how to invest these deposits and the need for the purchase of securities was compounded by the fact that demand for credit from their customers (who already had significant liquidity) was much slower than deposit growth. SVB made an ill-fated decision to invest in long-dated securities rather than in short-term interest rate credit and buy long-dated agency mortgages (to the tune of ~50% of their asset base). Again, given the low rate and low risk premium environment, bank management seemed to make the decision to stretch to find yield (in this case, through duration, not credit risk).

The combination of excess assets, a duration mismatch, and mark-to-market losses impacting SVB’s balance sheet contributed to the events that we witnessed at the end of last week.

SVB reported earnings on February 24, 2023 and filed its Form 10-K (annual report) on the same day. The information in the Form 10-K highlighted a material increase in fixed income investments and the vulnerability that created given significant unrealized losses following interest rate rises over the course of 2022 and into 2023. At the end of the year, SVB’s disclosure showed an unrealized loss approaching $16 billion on its portfolio of held to maturity investments. Under accounting rules, these are not required to be marked to market, however for a bank with tangible common equity of less than $16 billion, this disclosure effectively indicated the bank had no capital. As we have stated over and over, mark to market is not an accounting framework, rather a required risk management tool. If you don’t mark you book, the market will do so for you (and its quite painful when there is significant financial leverage).

[4]	An analysis by Ernst & Young estimates in excess of $500 billion of equity financings into VC-backed companies headquartered in the United States in 2021 and 2022 alone.
[5]	Source: Company filings.

For our stakeholders, we feel it is important to spend time understanding the issues SVB faced, as it gives us the opportunity to clearly differentiate our business model. Some key differences that we believe support the position of strength that our business has through this near-term period of uncertainty include:

•

Controlled Growth: We control the amount of capital we take based on the investment opportunity we believe lies ahead. When the world is awash in liquidity, it needs to find a home and it is often the wrong time to be investing capital. We find this business model, which played a role in the situation at SVB, also exists in some private credit vehicles such as open-end and interval funds. If an investment manager chooses to manage those vehicles, such vehicles should be sized appropriately given the correlation issue with flows and tight risk premiums.

•

Significantly Less Leverage: TSLX operates with a leverage (debt-to-equity) target range of 0.90x to 1.25x. At December 31, 2022, that metric was 1.13x. The banking sector generally operates with much greater financial leverage, typically in excess of 10.0x.

•

Matched Funding: Matched funding draws on both an interest rate perspective (TSLX has a profile of investments that are floating rate, and a profile of debt capital that is also floating rate in nature)[6], and a duration perspective (weighted average remaining life of our debt commitments extend beyond the weighted average life of investments funded with debt). Our debt is committed (long-term in nature) and diversified. On the unsecured side, we take no credit or counterparty risk as we receive the capital upfront upon issuance. On the revolver side, we have established a diverse syndicate of banks as described earlier in this letter. By contrast, SVB held long duration assets that were funded with short duration liabilities (i.e., deposits). We believe this funding profile protects stakeholders against the “animal spirits” that we are witnessing today.

Concluding Thoughts

As we have shared in this letter, we have a clear understanding of our balance sheet, liquidity and capital, all of which is supported by a robust valuation framework that underpins our risk-based decision making.

In addition to being well-capitalized and holding significant liquidity, we believe that we have the right risk management framework, including a robust approach to valuation, to measure and deploy our capital and liquidity to best serve our stakeholders’ capital. Our stated goal is not only to survive volatility and uncertainty, but to grow and create value. This experience has shown us that business model and management matters, and we believe that we have built a durable business model and have the right human capital to support our portfolio companies, our clients and our sponsor counterparties in this environment.

[6]

This includes any fixed rate debt that TSLX has issued given interest rate swaps are utilized to convert this exposure to floating rate, matching exactly the principal amount outstanding and the maturity).

We welcome further engagement and dialogue with our stakeholders and thank you for taking the time to read our perspectives.

On behalf of the TSLX and Sixth Street teams,

Sincerely,

/s/ Joshua W. Easterly

Joshua W. Easterly

Chief Executive Officer and Chairman, Sixth Street Specialty Lending, Inc.

Partner, Co-Founder and Co-President, Sixth Street

About Sixth Street Specialty Lending

Sixth Street Specialty Lending is a specialty finance company focused on lending to middle-market companies. The Company seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. The Company has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. The Company is externally managed by Sixth Street Specialty Lending Advisers, LLC, an affiliate of Sixth Street and a Securities and Exchange Commission (“SEC”) registered investment adviser. The Company leverages the deep investment, sector, and operating resources of Sixth Street, a global investment firm with $65 billion in assets under management and committed capital. For more information, visit the Company’s website at https://sixthstreetspecialtylending.com.

About Sixth Street

Sixth Street is a global investment firm with $65 billion in assets under management and committed capital. The firm uses its long-term flexible capital, data-enabled capabilities, and One Team culture to develop themes and offer solutions to companies across all stages of growth. Founded in 2009, Sixth Street has more than 400 team members including over 180 investment professionals around the world. For more information, visit https://sixthstreet.com or follow Sixth Street on LinkedIn.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” about TSLX that involve substantial risks and uncertainties. These forward-looking statements may relate to future events or TSLX’s future performance or financial condition, including TSLX’s future operating results and liquidity position, TSLX’s valuation and the valuation of its assets including its portfolio companies, expectations with respect to future dividends, the impact of COVID-19, changes in base interest rates, general market and financial conditions and volatility on TSLX’s business, TSLX’s portfolio companies, TSLX’s industry and the global economy. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our current and prospective portfolio investments, our investment returns, our future performance and financial condition including our future operating results, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict, that could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Such statements are also subject to a number of uncertainties and factors outside TSLX’s control. Such factors include, but are not limited to the risks, uncertainties and other factors we identify in the section entitled “Risk Factors” in filings we make with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 16, 2023 and elsewhere in our filings with the

SEC. Opinions expressed are current opinions as of the date hereof. Should TSLX’s estimates, projections and assumptions or these other uncertainties and factors materialize in ways that TSLX did not expect, actual results could differ materially from the forward-looking statements herein, including the possibility that investors may lose a material portion of the amounts invested. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this Presentation, and nothing shall be relied upon as a promise or representation as to the performance of any investment. Investors are cautioned not to place undue reliance on such forward-looking statements and should rely on their own assessment of an investment. TSLX assumes no obligation to update any such forward-looking statements.

Investors:

Cami VanHorn, 469-621-2033

Sixth Street Specialty Lending

IRTSLX@sixthstreet.com

Media:

Patrick Clifford, 617-793-2004

Sixth Street

PClifford@sixthstreet.com